ICU Medical, Inc. Announces First Quarter 2016 Results

SAN CLEMENTE, Calif., May 10, 2016 (GLOBE NEWSWIRE) -- ICU Medical, Inc. (Nasdaq:ICUI), a leader in the development, manufacture and sale of innovative medical devices used in infusion therapy, oncology and critical care applications, today announced financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Results

First quarter 2016 revenue was $89.9 million, compared to $81.5 million in the same period last year. GAAP net income for the first quarter of 2016 was $15.9 million, or $0.96 per diluted share, as compared to GAAP net income of $9.7 million, or $0.60 per diluted share, for the first quarter of 2015. Adjusted diluted earnings per share for the first quarter of 2016 were $1.14 as compared to $1.02 for the first quarter of 2015. Also, adjusted EBITDA was $32.7 million for the first quarter of 2016 as compared to $26.0 million for the first quarter of 2015.

Vivek Jain, ICU Medical's Chief Executive Officer, said, "We are pleased with our revenue, gross margin, adjusted EBITDA and net income results in the first quarter as we achieved growth in both our direct and OEM channels."

Revenues by market segment for the three months ended March 31, 2016 were as follows:

	(dollars in millions)
	Three months ended March 31, 2016			Three months ended March 31, 2015
Market Segment	Direct	OEM	Total	Direct	OEM	Total	Total Change
Infusion Therapy	$35.5	$29.5	$65.0	$31.1	$27.7	$58.8	$6.2
Oncology	8.4	3.3	11.7	6.0	2.7	8.7	3.0
Critical Care	13.0	—	13.0	13.6	0.1	13.7	(0.7)
Other	0.2	—	0.2	0.3	—	0.3	(0.1)
	$57.1	$32.8	$89.9	$51.0	$30.5	$81.5	$8.4

The Company ended the first quarter of 2016 with a strong balance sheet. As of March 31, 2016 cash, cash equivalents and investment securities totaled $383.7 million and working capital was $481.4 million. During Q1 2016 the Company used $15.4 million to repurchase 174,885 shares of our common stock. Additionally, the Company generated operating cash flow of $14.8 million for the first quarter of 2016.

Fiscal Year 2016 Guidance

For the year, the Company is reiterating its 2016 guidance. It expects revenue to be in the range of $355 million to $365 million; adjusted diluted earnings per share to be in the range of $4.34 to $4.46, and adjusted EBITDA to be in the range of $123 million to $127 million.

Conference Call

The Company will release its first quarter 2016 results at approximately 4:00 p.m. EDT (1:00 p.m. PDT) and will be conducting a conference call concerning those results at 4:30 p.m. EDT (1:30 p.m. PDT) on Tuesday, May 10, 2016. The call can be accessed at (800) 936-9761, international (408) 774-4587, conference ID 94546223. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay.

About ICU Medical, Inc.

About ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical devices used in vascular therapy, oncology and critical care applications. ICU Medical’s products improve patient outcomes by helping prevent bloodstream infections and protecting healthcare workers from exposure to infectious diseases or hazardous drugs. The company’s complete product line includes custom IV systems, closed delivery systems for hazardous drugs, needlefree IV connectors, catheters and cardiac monitoring systems. ICU Medical is headquartered in San Clemente, California. More information about ICU Medical, Inc. can be found at www.icumed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future. These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company, our full year 2016 guidance and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, decreased free cash flow, the inability to recapture conversion delays or part/resource shortages on anticipated timing, or at all, changes in product mix, increased competition from competitors, lack of continued growth or improving efficiencies and unexpected changes in the Company's arrangements with its largest customers. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2016	December 31, 2015
	(unaudited)	(1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$347,370	$336,164
Investment securities	36,351	41,233
Cash, cash equivalents and investment securities	383,721	377,397
Accounts receivable, net	55,674	57,847
Inventories	49,240	43,632
Prepaid income taxes	11,297	14,366
Prepaid expenses and other current assets	11,198	7,631
Assets held for sale	4,304	4,134
TOTAL CURRENT ASSETS	515,434	505,007

PROPERTY AND EQUIPMENT, net	74,635	74,320
GOODWILL	6,463	6,463
INTANGIBLE ASSETS, net	23,476	23,936
DEFERRED INCOME TAXES	15,949	17,099
TOTAL ASSETS	$635,957	$626,825
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,678	$13,670
Accrued liabilities	21,328	28,948
TOTAL CURRENT LIABILITIES	34,006	42,618

LONG-TERM LIABILITIES	1,380	1,476
DEFERRED INCOME TAXES	3,170	1,372
INCOME TAX LIABILITY	1,488	1,488
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Convertible preferred stock	—	—
Common stock	1,618	1,608
Additional paid-in capital	150,090	145,125
Treasury stock	(8,933)	—
Retained earnings	469,797	453,896
Accumulated other comprehensive loss	(16,659)	(20,758)
TOTAL STOCKHOLDERS' EQUITY	595,913	579,871
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$635,957	$626,825
______________________________________________________
(1) December 31, 2015 balances were derived from audited consolidated financial statements.

ICU MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
REVENUES:
Net sales	$89,849	$81,323
Other	6	161
TOTAL REVENUE	89,855	81,484
COST OF GOODS SOLD	40,622	38,970
GROSS PROFIT	49,233	42,514
OPERATING EXPENSES:
Selling, general and administrative	21,975	20,174
Research and development	3,313	4,308
Legal settlement	—	7,059
TOTAL OPERATING EXPENSES	25,288	31,541
INCOME FROM OPERATIONS	23,945	10,973
OTHER INCOME, net	147	526
INCOME BEFORE INCOME TAXES	24,092	11,499
PROVISION FOR INCOME TAXES	(8,191)	(1,813)
NET INCOME	$15,901	$9,686
NET INCOME PER SHARE
Basic	$0.99	$0.62
Diluted	$0.96	$0.60
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	16,042	15,693
Diluted	16,556	16,234

ICU MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three months ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,901	$9,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,801	4,629
Provision for warranty and returns	39	31
Stock compensation	3,808	2,813
(Gain) loss on disposal of property and equipment	(1)	2
Bond premium amortization	528	943
Changes in operating assets and liabilities:
Accounts receivable	2,552	(4,947)
Inventories	(4,866)	(1,785)
Prepaid expenses and other assets	(3,474)	(980)
Accounts payable	(1,383)	1,951
Accrued liabilities	(8,014)	3,300
Income taxes, including excess tax benefits and deferred income taxes	4,893	(2,392)
Net cash provided by operating activities	14,784	13,251
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,963)	(2,357)
Proceeds from sale of assets	1	—
Intangible asset additions	(219)	(208)
Purchases of investment securities	(7,061)	(9,205)
Proceeds from sale of investment securities	11,802	31,785
Net cash provided by investing activities	560	20,015
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,421	4,777
Proceeds from employee stock purchase plan	1,197	1,041
Tax benefits from exercise of stock options and vested awards	2,511	3,059
Purchase of treasury stock	(16,897)	(1,435)
Net cash (used in) provided by financing activities	(7,768)	7,442
Effect of exchange rate changes on cash	3,630	(7,987)
NET INCREASE IN CASH AND CASH EQUIVALENTS	11,206	32,721
CASH AND CASH EQUIVALENTS, beginning of period	336,164	275,812
CASH AND CASH EQUIVALENTS, end of period	$347,370	$308,533

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. There are material limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies, including peer companies. Our management believes that the non-GAAP data provides useful supplemental information to management and investors regarding our performance and facilitates a more meaningful comparison of results of operations between current and prior periods. We use non-GAAP financial measures in addition to and in conjunction with GAAP financial measures to analyze and assess the overall performance of our business, in making financial, operating and planning decisions, and in determining executive incentive compensation. The non-GAAP financial measures included in this press release are adjusted EBITDA and adjusted diluted earnings per share ("Adjusted Diluted EPS").

Adjusted EBITDA excludes the following items:

Intangible asset amortization expense: We do not acquire businesses or capitalize certain patent costs on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition. Capitalized patent costs can vary significantly based on our current level of development activities. We believe that excluding amortization of intangible assets provides the users of our financial statements with a consistent basis for comparison across accounting periods;

Depreciation expense: We exclude depreciation expense in deriving adjusted EBITDA because companies utilize productive assets of different ages and the depreciable lives can vary significantly resulting in considerable variability in depreciation expense among companies;

Stock compensation expense: Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. The value of stock options is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. The value of our restricted stock awards is determined using the grant date stock price, which may not be indicative of our operational performance over the expense period. Additionally, in order to establish the fair value of performance-based stock awards, which are currently an element of our ongoing stock-based compensation, we are required to apply judgment to estimate the probability of the extent to which performance objectives will be achieved. Based on the above factors, we believe it is useful to exclude stock-based compensation in order to better understand our operating performance;

Legal settlement: We may incur charges or benefits as well as legal costs related to litigation and other contingencies. We exclude these charges or benefits, when significant as well as the legal costs associated with significant legal matters, because we do not believe they are an indication of our operating performance;

Adjusted Diluted EPS excludes, net of tax, intangible asset amortization expense, stock compensation expense and legal settlement. We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The following tables reconcile our GAAP and non-GAAP financial measures:

ICU MEDICAL, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share data)

	Adjusted EBITDA
	Q1
	2016	2015
GAAP net income	$15,901	$9,686

Non-GAAP adjustments:
Stock compensation expense	3,808	2,813
Depreciation and amortization expense	4,801	4,629
Legal settlement	—	7,059
Provision for income taxes	8,191	1,813
Total non-GAAP adjustments	16,800	16,314

Adjusted EBITDA	$32,701	$26,000

	Adjusted diluted earnings per share
	Q1
	2016	2015
GAAP diluted earnings per share	$0.96	$0.60

Non-GAAP adjustments:
Stock compensation expense	$0.23	$0.17
Amortization expense	$0.04	$0.04
Legal settlement	$—	$0.43
Estimated income tax impact from adjustments	$(0.09)	$(0.22)
Adjusted diluted earnings per share	$1.14	$1.02

ICU MEDICAL, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures - Fiscal Year 2016 Outlook (Unaudited)
(In millions, except per share data)

GAAP net income	$61	$63

Non-GAAP adjustments:
Stock compensation expense	15	15
Depreciation and amortization expense	19	19
Provision for income taxes	28	30
Total non-GAAP adjustments	62	64

Adjusted EBITDA	$123	$127

GAAP diluted earnings per share	$3.62	$3.74

Non-GAAP adjustments:
Stock compensation expense	$0.89	$0.89
Amortization expense	$0.17	$0.17
Estimated income tax impact from adjustments	$(0.34)	$(0.34)
Adjusted diluted earnings per share	$4.34	$4.46

CONTACT:
ICU Medical, Inc.
Scott Lamb, Chief Financial Officer
(949) 366-2183

ICR, Inc.
John Mills, Partner
(646) 277-1254